EXHIBIT 99.1

INTERNATIONAL GOLD CORP
NEWS RELEASE
November 25, 2013

International Gold Corp. Executes Letter of Intent with Mark Walmesley, INC.

Vancouver, British Columbia, November 25, 2013 (ITGC:OTCQB) – International Gold Corp. “ITGC”) announced today that it has entered into a Letter of Intent (LOI) with Mark Walmesley, INC (“MWI)  whereby ITGC will issue shares to MWI for the exclusive worldwide rights to utilize, license, distribute and further develop MWI’s Emergency Medical Communications Platform and its fully functioning, cloud based, sales and accounting software system for controlling channel distribution.

MWI will receive $25,000 on or around the signing of the “Definitive Agreement” and another $25,000 six months after signing of the Definitive Agreement.

MWI will receive, biannually, 4 tranches of 2.5 million restricted common shares totaling 10 million shares commencing on the signing of the Definitive Agreement.

MWI will also retain a royalty payment based on sales.

Mark Walmesley, upon completion of all Closing Agreements, will be appointed to the Board of Directors of ITGC and ITGC will apply to change its name to IMed Data Systems, INC.

The LOI is subject to a number of conditions including, negotiation and execution of a Definitive Agreement, receipt of all required regulatory approvals, and completion of due diligence investigations by both companies. Both companies will use their best efforts to come to a Definitive Agreement for this transaction by December 31, 2013.

About Mark Walmesley and Mark Walmesley, INC

Mark Walmesley, INC a US private company incorporated in state of Texas.

Mr. Walmesley has an extensive entrepreneur background. He brings over 30 years of executive and business development experience to the company. As owner and operator of MWI, he developed US national distribution within the automotive aftermarket industry. Through his network he has achieved product fulfillment on millions of vehicles over his career span. Mr. Walmesley has been involved in financing and mentoring a variety of other private companies. With a foundation of developing software, Mr. Walmesley combines vision, guidance and persistence to the company to actualize its revolutionary new product lines.

Robert M Baker, President
International Gold Corp.
Phone 604-328-4686
Email: bobbaker@internationalgoldcorp.net